Exhibit 99.1

Company/Investor Contact:
Dianne Will
Hemispherx Biopharma, Inc.
518-398-6222
ir@hemispherx.net

Hemispherx Biopharma Reports on Annual Stockholder Meeting

PHILADELPHIA, PA -- October 18, 2013 -- Hemispherx Biopharma Inc. (NYSE MKT: HEB) announced that it held its 2013 Annual Meeting of Stockholders on October 18, 2013. Final voting results will be included in an 8-K to be filed later today.

Since turnout in prior years has been an issue, the Company reduced the quorum for this meeting to 33.3%. However, for this meeting the Stockholders surpassed the minimum quorum requirement with 54.23% of its outstanding shares voted.

At the meeting, each of the five nominees for Director named in the Company's Proxy Statement was elected to a one-year term and the selection of McGladrey LLP as independent auditors for the fiscal year ending December 31, 2013 was ratified.

Finally, the Stockholders did not approve the annual, non-binding advisory vote on Executive Compensation with 43.78% of the shares cast to affirm the plan.

The Board of Directors extends its appreciation to all those Stockholders who voted.

About Hemispherx Biopharma
Hemispherx Biopharma, Inc. is an advanced specialty pharmaceutical company engaged in the manufacture and clinical development of new drug entities for treatment of seriously debilitating disorders. Hemispherx’s flagship products include Alferon N Injection® and the experimental therapeutics Ampligen® and Alferon® LDO. Ampligen® is an experimental RNA nucleic acid being developed for globally important debilitating diseases and disorders of the immune system, including Chronic Fatigue Syndrome. Hemispherx’s platform technology includes components for potential treatment of various severely debilitating and life threatening diseases. Because both Ampligen® and Alferon® LDO are experimental in nature, they are not designated safe and effective by a regulatory authority for general use and are legally available only through clinical trials. Hemispherx has patents comprising its core intellectual property estate and a fully commercialized product (Alferon N Injection®), approved for sale in the U.S. and Argentina. The Company’s Alferon® approval in Argentina includes the use of Alferon N Injection® (under the brand name “Naturaferon”) for use in any patients who fail or become intolerant to recombinant interferon, including patients with chronic active hepatitis C infection. The approval for Alferon N Injection® in the United States is limited to the treatment of refractory or recurrent external genital warts in patients 18 years of age or older. The Company wholly owns and exclusively operates a GMP certified manufacturing facility in the United States for commercial products. For more information please visit http://www.hemispherx.net/.

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